Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 30, 2004 (the “Effective Date”) between Endurance Specialty Insurance Ltd., a Bermuda company (the “Company”), and James R. Kroner (the “Executive”).

WHEREAS, it is deemed by the Company to be in the best interest of the Company to assure continuation of Executive’s employment;

WHEREAS, the Company and the Executive have determined to enter into this Agreement pursuant to which the Company will continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, this Agreement replaces that certain Employment Agreement, dated as of January 16, 2003, between the Company and the Executive (the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1.  Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a) “Business” shall mean any property or casualty coverages underwritten by the Company or any of its subsidiaries as an insurer or reinsurer during the Employment Period or the one-year period immediately preceding the commencement of the Employment Period.

(b) “Cause” for termination by the Company of the Executive’s employment shall mean (i) any intentional act of fraud, embezzlement or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder or the Executive’s admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (ii) any gross negligence or willful misconduct of the Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries; (iii) any breach by the Executive of any one or more of the covenants contained in Section 11, 12 or 13 hereof; or (iv) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

(c) A “Change in Control” shall have the meaning ascribed to such term in the Stock Option Plan, as such meaning may be amended from time to time; provided, that any amendment adverse to the Executive shall not be binding upon him under this Agreement without his written consent. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of an initial public offering of the ordinary shares, par value $1.00 per share, of the Company.

(d) “Disability” shall be deemed the reason for the termination by the

Company of the Executive’s employment, if, (i) as a result of the Executive’s incapacity due to physical or mental illness, fails to perform the essential functions of the Executive’s position required of the Executive hereunder for a continuous period of 120 days or any 360 days during the Employment Period Term, and (ii) the Company shall have given the Executive a Notice of Termination for Disability.

(e) “Employment Period” shall mean the period (which in no event shall extend beyond the expiration of the Term and may end earlier pursuant to Section 3(b) hereof) during which Executive has an obligation to render services hereunder, as described in Section 4 hereof.

(f) “Equity Incentive Awards” shall mean any equity incentive award granted by the Company to the Executive under the Stock Option Plan or any equity incentive plan of the Company operating as a successor thereto.

(g) “Good Reason” for termination by the Executive of the Executive’s employment shall mean a breach by the Company of any material provision of this Agreement which breach remains uncured for a period of 30 days following the Company’s receipt of notice of such breach by the Executive. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

(h) “Stock Option Plan” shall mean the Amended and Restated 2002 Stock Option Plan of Endurance Specialty Holdings Ltd., as it may be amended from time to time.

2. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.

3.  Term

(a) Duration of Term. Unless earlier terminated as provided in Section 3(b) hereof, the Executive’s employment with the Company under this Agreement shall commence at the Effective Date and shall end on December 17, 2006 (the “Term”).

(b) Termination of Employment during the Term. Nothing in this Section 3 shall limit the right of the Company or the Executive to terminate the Executive’s employment under this Agreement during the Term hereof on the terms and conditions set forth in Section 7 hereof.

4.  Position and Duties. The Company shall employ the Executive during the Employment Period as its Chief Financial Officer. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive from time to time by the Company. The Executive shall perform such duties in accordance with the policies and procedures adopted by the Company from time to time. The Executive shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his reasonable best efforts to promote the interests of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may continue to serve as a member of the boards of directors of WJ Communications, Inc. Maxxim Medical, Inc. and ACMI Circon Corporation and may engage in charitable, civic or 2 community activities, provided that such activities do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 11, 12 or 13 hereof.

5. Place of Performance. The principal place of employment and office of the Executive shall be in Bermuda, or such other location as may be agreed to in writing by the Executive. In the event that the Executive’s Bermuda work permit is not renewed or extended at any time during the Employment Period, Executive agrees to perform his duties at a location mutually convenient for the executive and the Company.

6.  Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at rate no less than US $500,000 per annum (“Base Salary”), payable in accordance with the Company’s executive payroll policy.

(b) Annual Bonus. The Executive shall be eligible to receive an annual incentive bonus payable in cash, Equity Incentive Awards or some combination thereof (“Annual Bonus”) with respect to each fiscal year which ends during the Employment Period. The Annual Bonus shall be based upon (i) the performance of the Company, (ii) the performance of the business unit or units of the Company for which the Executive is responsible and (iii) the Executive’s personal contribution to the success of the Company, each as determined by the Chief Executive Officer in his sole discretion. The Annual Bonus shall not exceed 150% of the Executive’s Base Salary. Such Annual Bonus shall be paid after the end of the fiscal year at the same time as annual bonuses are paid to other executives.

(c) Housing Allowance. The Company shall pay the Executive’s proper and reasonable expenses relating to the maintenance of the Executive’s primary residence in Bermuda during the Employment Period. Prior to such payment the Executive shall provide to the Company any substantiation for such expenses requested by the Company. Notwithstanding the foregoing, the maximum annual amount the Company shall pay pursuant to this Section 6(c) shall be US $100,000, which maximum amount shall be prorated for any partial year worked by the Executive during the Employment Period.

(d) Tax Gross-Up. To the extent that the Executive incurs any United States federal or state ordinary income tax liability on account of the housing allowance specified in Section 6(c) hereof, the Company shall reimburse the Executive for all such tax liability incurred and all United States federal and state ordinary income tax liability incurred as a result of the tax gross-up payments specified pursuant to this Section 6(d).

(e) Relocation Expenses. The Company shall pay the Executive’s proper and reasonable expenses relating to the relocation of the Executive’s residence in a manner agreeable to the Company and the Executive (“Relocation Expenses”) upon the termination of the Executive’s employment by the Company for any reason other than by the Company for Cause or by the Executive without Good Reason. Prior to such payment, the Executive shall provide to the Company any substantiation for such expenses requested by the Company.

(f) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in (i) the Company’s medical and dental plans, (ii) a suitable pension arrangement in accordance with Bermuda law and (iii) any other employee benefit plans made generally available to executives of the Company (such benefits set forth in items (i), (ii) and (iii) hereof being hereinafter referred to as the “Employee Benefits”). The Executive shall be entitled to five weeks of paid vacation. The Executive also shall be entitled to take time off for illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

(g) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all proper and reasonable expenses incurred by the Executive in the performance of the Executive’s duties hereunder.

7. Termination. The Executive’s employment hereunder may be terminated, and the Employment Period hereunder shall be ended, as follows:

(a) Death. The Executive’s employment shall terminate upon the Executive’s death. Upon such a termination, this Agreement shall automatically terminate and all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

(c) Disability. The Company may terminate the Executive’s employment hereunder for Disability. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

(d) Cause. The Company may terminate the Executive’s employment hereunder for Cause. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(a) hereof in accordance with the terms of such Section.

(e) Without Cause. The Company may terminate the Executive’s employment hereunder without Cause. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

(f) Termination by the Executive.

(i) The Executive may terminate the Executive’s employment hereunder for Good Reason. Upon a Good Reason termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

(ii) The Executive may terminate the Executive’s employment hereunder without Good Reason, upon giving notice of thirty (30) days to the Company. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive’s termination of employment longer than sixty 4 (60) days beyond the submission by the Executive of a Notice of Termination. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(a) hereof in accordance with the terms of such Section.

(g) Notice of Termination. Any purported termination of the Executive’s employment (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 19 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the following: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated for Disability pursuant to Section 7(b) hereof, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period); (iii) if the Executive’s employment is terminated for Cause pursuant to Section 7(c) hereof, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive without Good Reason pursuant to Section 7(e)(ii) hereof, the date determined in accordance with said Section; and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8.  Compensation Upon Termination of Employment.

(a) Termination by the Company with Cause or by the Executive without Good Reason. If the Executive’s employment hereunder is terminated by the Company with Cause or by the Executive without Good Reason, then all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to (i) accrued Base Salary through and including the Date of Termination, (ii) reimbursement for any expenses which are properly incurred by the Executive prior to the Date of Termination, but for which the Executive has not yet been reimbursed by the Company (“Unreimbursed Expenses”), (iii) a cash payment equal to the pro rata portion of the Executive’s Base Salary for any vacation days accrued and unused in the calendar year in which the Date of Termination occurs (“Accrued Vacation”) and (iv) the Employee Benefits to which the Executive was entitled as of the Date of Termination in accordance with the terms of the plans and programs of the Company under which such Employee Benefits are provided. The vesting, ability to exercise and termination of the Executive’s Equity Incentive Awards shall be determined in accordance with the terms of the Stock Option Plan and the incentive award agreements governing such Equity Incentive Awards. The Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in this Section 8(a) and Section 17 hereof.

(b) Termination by the Company without Cause, by Death, for Disability or by the Executive with Good Reason. If the Executive’s employment hereunder is terminated by the Company without Cause, by the Executive’s Death, by the Company for Disability or by the Executive with Good Reason, then:

(i) the Company shall pay the Executive’s Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination, together with all compensation and benefits to which the Executive was entitled through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination;

(ii) the Company shall pay or deliver to the Executive any Annual Bonus which has been allocated or awarded (but not yet paid or delivered) to the Executive for a completed fiscal year preceding the Date of Termination under any Annual Bonus plan;

(iii) in lieu of any severance benefit otherwise payable to the Executive, the Company shall continue to pay the Executive (or his heirs, executors or administrators) his Base Salary as in effect immediately prior to the Date of Termination, in accordance with the Company’s executive payroll policy, through December 17, 2006 (the “Severance Period”); provided, however, that (I) in the event the Date of Termination follows a Change in Control, the payments requirement to be made to the Executive under this Section 8(b)(iii) shall be made in one lump sum as soon as practicable following the Date of Termination and (II) in the event of a Change in Control during the Severance Period, any amounts to which the Executive is entitled under this Section 8(b)(iii) which remain unpaid as of the date of such Change in Control shall be paid to the Executive in one lump sum as soon as practicable following the date of such Change in Control;

(iv)  during the Severance Period, the Company shall arrange to provide the Executive and his eligible dependents Employee Benefits similar to those provided to the Executive and his eligible dependents immediately prior to the Date of Termination; provided, however, that, benefits otherwise receivable pursuant to this Section 8(b)(iv) shall be reduced to the extent benefits of the same type are received by or made available to Executive during the Severance Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive);

(v)  the vesting, ability to exercise and termination of the Executive’s Equity Incentive Awards shall be determined in accordance with the terms of the Stock Option Plan and the incentive award agreements governing such Equity Incentive Awards;

(vi) the Company shall make a cash payment to the Executive for (x) Unreimbursed Expenses and (y) Accrued Vacation;

(vii) the Company shall pay the Executive’s Relocation Expenses; and

(viii) the Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Section 17 hereof.

(c) General. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The Executive must (i) return all Company property in the possession of the Executive and (ii) execute the General Release attached hereto as Exhibit A in order to receive any of the payments or benefits set forth in this Section 8.

9.  No Mitigation; Limited Offset.

The Company agrees that, if the Executive’s employment with the Company terminates during the Term, then, except as may be required by applicable law, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 8 hereof. However, such amounts shall be reduced by the amount of salary, bonus or other compensation which the Executive earns from a subsequent employer that relates to the period for which the amount is payable to the Executive hereunder. The Executive shall promptly notify the Company of his acceptance of employment with another employer during the Severance Period.

10. Tax Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of taxes that the Company is required to withhold pursuant to applicable laws, rules and regulations.

11. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. The Executive agrees that during the Employment Period the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business) in any geographic area in which the Company or any of its subsidiaries is then conducting such Business.

(c) Nonsolicitation. The Executive further agrees that during the Employment Period and for a period of one year thereafter the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with the Business, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d) Exceptions. Nothing in this Section 11 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this Section 11, a court or an arbitrator holds that the restrictions stated herein are unreasonable and/or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable and/or enforceable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 11.

12. Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Executive’s employment with the Company, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).

13. Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

14. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 11, 12 or 13 of this Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of Bermuda in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

15. Representations. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

16. Survival. Sections 11, 12, 13 and 14 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

17. Arbitration. Except as otherwise set forth in Section 14 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Bermuda in accordance with Bermuda law then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

18. Indemnification. With respect to any claim, loss, damage or expense (including attorneys’ fees) arising from the performance by the Executive of his duties as an officer or director of the Company, the Executive shall be entitled to indemnification by the Company to the fullest extent permitted by law and to reimbursement under any directors’ and officers’ liability insurance of the Company that may be in effect from time to time.

19. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to the Company, to:

Endurance Specialty Insurance Ltd. Wellesley House 90 Pitts Bay Road Hamilton HM 08, Bermuda Attention: General Counsel Facsimile: (441) 278-0401

If to the Executive, to the residence address or residence facsimile number of the Executive set forth in the records of the Company.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Entire Agreement. This Agreement, including Exhibits A and B hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including any employment agreements) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. Any employment agreement entered into between the Company and the Executive prior to the date of this Agreement shall be of no further force or effect.

22. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event that following the termination of the Executive’s employment the Executive shall die at a time when the Executive is entitled to the continuation of any payments or benefits hereunder, such payments or benefits shall continue to be provided to the Executive’s heirs, executors, administrators or legal representatives.

23. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Bermuda, without regard to principles of conflict of laws.

24. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

25. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Endurance Specialty Insurance Limited

By: /s/ Kenneth J. LeStrange
Title: Chairman, President & Chief Executive Officer

/s/ James R. Kroner James R. Kroner

EXHIBIT A

GENERAL RELEASE

This General Release is executed by James R. Kroner (the “Executive”).

WHEREAS, the Executive’s employment with Endurance Specialty Insurance Ltd., a Bermuda company (the “Company”) is terminating;

WHEREAS, the Executive has had 21 days to consider the form of this General Release;

WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this General Release;

WHEREAS, the Executive acknowledges that the amounts to be paid and the benefits to be provided to the Executive pursuant to Section 8 of the employment agreement, dated as of April 30, 2004, between the Company and the Executive (the “Employment Agreement”), are in consideration of, and are sufficient to support, the general release set forth in Section 2 of this General Release; and

WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this General Release as material and that the Company is relying on such representations and covenants in paying the Executive the amount set forth in Section 8 of the Employment Agreement and in providing the Executive the benefits set forth in Section 8 of the Employment Agreement.

THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Payments. The Executive’s employment with the Company shall terminate on [ ], and the Executive shall receive a certain amount pursuant to Section 8 of the Employment Agreement and certain benefits pursuant to Section 8 of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

2. General Release. (a) General. The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this General Release, including, without limitation, all matters in any way related to the Executive’s employment by the Company or any of its affiliates, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company or any of its affiliates, and including, without limitation, any and all claims arising under (i) The Employment Act 2000, the Human Rights Act 1981 or the Commission for Unity and Racial Equality Act 1996, each enacted in Bermuda and as may be amended from time to time or (ii) the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974, each enacted in the United States and as may be amended from time to time, or any other Bermuda, United States or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this General Release shall apply to, or release the Company from, any obligation of the Company contained in the Employment Agreement or this General Release. The consideration payable to the Executive pursuant to Section 8 of the Employment Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that, except for the amount payable to the Executive under Section 8 of the Employment Agreement, the benefits to be provided to the Executive under Section 8 of the Employment Agreement and as provided in Section 2(b) of this General Release, (i) the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties and (ii) in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive. The Executive agrees that the Executive has no present or future right to employment with the Company or any of the other Released Parties.

(b) Unenforceability. In the event that the general release set forth in Section 2(a) of this General Release is found by an arbitrator or other appropriate decisionmaker to be unenforceable and the Executive subsequently obtains a monetary award payable by the Company or any of the other Released Parties, the arbitrator or other decisionmaker shall have the authority to reduce such monetary award by the lesser of (i) the General Release Consideration and (ii) the amount of the monetary award.

(c) Representations. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

3.  ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS GENERAL RELEASE, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS GENERAL RELEASE CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS GENERAL RELEASE AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS GENERAL RELEASE, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THIS GENERAL RELEASE BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.

4. Entire Agreement. The Employment Agreement and this General Release constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Employment Agreement or this General Release.

5. Severability. If any provision of this General Release shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this General Release shall be construed and enforced as if such provision had not been included herein.

6. Governing Law. This General Release shall be construed, interpreted and applied in accordance with the internal laws of Bermuda without regard to the principles of conflicts of laws.

Date: _____________________________________	____________________________________________
James R. Kroner